Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Dublin, California, March 16, 2021 -- Ross Stores, Inc. (NASDAQ: ROST) announced today the following changes to the composition and leadership of its Board of Directors:

•The Board expects to name George Orban as Chairman of the Board and Barbara Rentler, Chief Executive Officer, as Vice Chair. These Board leadership changes will become effective following the Company’s Annual Stockholders Meeting on May 19, 2021.

•Michael Hartshorn, Group President and Chief Operating Officer, has been elected to the Board effective March 10, 2021.

•Our current Chairman Michael Balmuth, and Chairman Emeritus Norman Ferber, will not be standing for re-election as directors at the upcoming Annual Meeting. Both Mr. Balmuth and Mr. Ferber will have ongoing, active roles as senior advisors to the Company.

In commenting on this news, Michael Balmuth, Chairman of Ross Stores, said, “Norman Ferber and our entire Board of Directors join me in congratulating George Orban and Barbara Rentler on their pending new Board leadership roles. We believe that their combined decades of in-depth business knowledge and experience at Ross are invaluable resources that will benefit our stockholders as they lead the Board and the Company.”

Mr. Balmuth continued, “We are also pleased to welcome Michael Hartshorn to our Board. Michael is a very talented executive with over 30 years of proven retail leadership experience, including more than two decades at Ross. He brings valuable strategic insights as well as his broadbased knowledge and operational and financial expertise.”

Mr. Balmuth concluded, “While Norman Ferber and I will no longer be serving as Board members after our current terms end in May, we remain passionate about Ross and enthusiastic about its future business opportunities. We look forward to staying actively involved in providing our counsel to the Board and the senior management team in our ongoing senior advisor positions.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2020 revenues of $12.5 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,589 locations in 40 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 277 dd’s DISCOUNTS® stores in 21 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.